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                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is part of the contract to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the contract. This Guaranteed Minimum Withdrawal Benefit Rider supercedes any previous Guaranteed Minimum Withdrawal Benefit Riders issued for use with the contract identified by the Contract Number listed below.

Your election of this rider is irrevocable and its provisions will remain part of the contract until terminated in accordance with the provisions below.

Contract Number:                      [13000000]

Contract Owner:                       [John Doe]

Rider Date:                           [September 1, 2008]

Benefit Amount Percentage:            [105%]

Contract Value on the Rider
Date:                                 [$100,000.00]

Benefit Amount on
the Rider Date:                       [$105,000.00]

Optional Reset Waiting Period:        5 Years

Optional Reset Benefit
Amount Percentage:                    100%

Withdrawal Limit Percentage:          [7%]

Rider Fee Percentage:                 [0.50%]

Asset Allocation:                     [Model 1 - Conservative]

Note: Contract Value allocations to Asset Allocation programs are rebalanced periodically. The frequency of rebalancing depends on the program selected by You and can change over time. The rebalancing frequency can be monthly, quarterly, semi-annually, or annually depending on the option chosen. If you have any questions about the rebalancing of your Contract Value or the frequency in which it is rebalanced, please contact the company. You will be provided with additional information about Your specific selections.

Overview

This rider provides a Guaranteed Minimum Withdrawal Benefit that guarantees, upon election, cumulative withdrawal(s) and/or fixed annuity payments from the contract equal to the Benefit Amount. The Benefit Amount is established for the sole purpose of determining the Withdrawal Limit and Benefit Payment and is not used in calculating the Surrender Value or other guaranteed values or benefits.


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                                   DEFINITIONS

Rider Date

The date this rider is added to the contract.

Rider Anniversary

The same date each year as the Rider Date.

Rider Year

The first Rider Year is the one-year period starting with the Rider Date. Subsequent Rider Years run from one Rider Anniversary to the next.

Benefit Amount Percentage

The percentage that is used to determine the Benefit Amount. The Benefit Amount Percentage will not change while this rider is in effect.

Optional Reset Waiting Period

The number of Rider Years You must wait following the Rider Date before You can elect an Optional Reset.

Optional Reset Benefit Amount Percentage

The percentage that is used to determine the Benefit Amount upon an Optional Reset (if available). The Optional Reset Benefit Amount Percentage will not change while this rider is in effect.

Withdrawal Limit Percentage

The percentage(s) that is used to determine the Withdrawal Limit.

Rider Fee Percentage

The percentage that is used to determine the Rider Fee. The Rider Fee Percentage will not change while this rider is in effect.

                                     GENERAL

Rider Fee

A fee for this rider will be deducted, in arrears, annually from the Contract Value on each Rider Anniversary while this rider is in effect. The rider fee is equal to the Rider Fee Percentage multiplied by the greater of the Benefit Amount or the Contract Value on the date the fee is deducted. Should You fully surrender the contract other than on the Rider Anniversary, We will deduct a proportional rider fee from the amount paid upon the surrender. The rider fee will be deducted pro-rata from the total Contract Value within each Subaccount. If the Rider Fee is greater than the sum of the Contract Values in each Subaccount, We will waive the excess of the Rider Fee over the sum of the Contract Values in the Subaccounts. The rider fee will not be deducted after the rider terminates pursuant to the Termination provision or subsequent to the commencement of annuity payments.

Asset Allocation

We require that the entire Contract Value be invested in accordance with our periodically published Asset Allocation program while this rider is in force. Any applicable Asset Allocation requirement will be determined on the Rider Date and will not change while this rider is in effect. When You select an Asset Allocation program, Your initial premium payment and subsequent payments will be allocated according to the program that You select. Unless otherwise requested, Your Asset Allocation program will not change once Your contract has been issued. You may change between Asset Allocation programs at any time by Written Request.


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Subaccounts

We reserve the right to restrict the Subaccounts that You can invest in while this rider is in effect. Any restrictions to the available Subaccounts will be set on the Rider Date and will not change while this rider is in effect.

Should You elect this rider after the Contract Date or exercise an Optional Reset under the terms of this rider, and restrictions apply to a Subaccount in which You are currently invested, the value invested in the restricted Subaccount will be immediately transferred to the money market subaccount. This transfer will not count toward the annual transfer limit. You may allocate this value to any unrestricted Subaccount available for the rider issued as a result of the Optional Reset.

We reserve the right to restrict allocations or transfers to Subaccounts that have been added to the contract after the Rider Date.

Benefit Amount

The Benefit Amount is the cumulative amount available for withdrawals and/or fixed annuity payments pursuant to the terms and conditions of this rider. The Benefit Amount is established for the sole purpose of determining the Withdrawal Limit and Benefit Payment and is not used in calculating the Surrender Value or other guaranteed values or benefits.

On the Rider Date, the Benefit Amount is set equal to the Benefit Amount Percentage multiplied by the Contract Value on the Rider Date.

If the Benefit Amount is set as a result of an Optional Reset, the Benefit Amount is set equal to the Optional Reset Benefit Amount Percentage of the previous rider multiplied by the Contract Value on the date of reset.

After the Rider Date, the Benefit Amount is recalculated on the following dates:

1 - Premium Payment Date:

     The Benefit Amount will be recalculated on each Premium Payment Date following the Rider Date. The new Benefit Amount is equal to the current Benefit Amount plus the result of the Benefit Amount Percentage multiplied by the premium payment. The new Benefit Amount will never be greater than the Contract Value on the Rider Date plus total premium payments made after the Rider Date less total withdrawals made after the Rider Date, multiplied by the Benefit Amount Percentage.

2 - Withdrawal Date:

     The Benefit Amount will be recalculated on the date of each withdrawal.

     A. If total withdrawals in a Rider Year are less than or equal to the Withdrawal Limit, the new Benefit Amount is equal to the current Benefit Amount less the withdrawal amount.

     B. If total withdrawals in a Rider Year are greater than the Withdrawal Limit and if the Contract Value before the withdrawal is less than the Benefit Amount before the withdrawal, the new Benefit Amount is set equal to the Contract Value after the withdrawal.

     C. If total withdrawals in a Rider Year are greater than the Withdrawal Limit and if the Contract Value before the withdrawal is greater than or equal to the Benefit Amount before the withdrawal, the new Benefit Amount is equal to the current Benefit Amount less the withdrawal amount.

     Withdrawals taken to meet Required Minimum Distribution requirements with respect to this contract will be deemed to be within the Withdrawal Limit for purposes of the rider.

The Benefit Amount may never be less than zero.


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Withdrawal Limit

On the Rider Date, the Withdrawal Limit is set to equal the Withdrawal Limit Percentage multiplied by the Benefit Amount.

After the Rider Date, the Withdrawal Limit is recalculated on the following dates:

1 - Premium Payment Date:

     The Withdrawal Limit will be recalculated on each Premium Payment Date following the Rider Date. The new Withdrawal Limit is equal to the greater of the current Withdrawal Limit and the Withdrawal Limit Percentage multiplied by the new Benefit Amount.

2 - Withdrawal Date:

     The Withdrawal Limit will be recalculated on the date of each withdrawal if total withdrawals in a Rider Year (including the current withdrawal) are greater than the Withdrawal Limit. The new Withdrawal Limit is set equal to the Withdrawal Limit Percentage multiplied by the Benefit Amount after the withdrawal.

     Withdrawals taken to meet Required Minimum Distribution requirements with respect to this contract will be deemed to be within the Withdrawal Limit for purposes of the rider.

The Withdrawal Limit may never be less than zero.

Surrender Charge or Contingent Deferred Sales Charge

If total withdrawals in a Rider Year do not exceed the Withdrawal Limit, no surrender charge or contingent deferred sales charge will be deducted, even if total withdrawals exceed the free withdrawal amount described in the contract. If total withdrawals in a Rider Year exceed the Withdrawal Limit and the free withdrawal amount, a surrender charge or contingent deferred sales charge will be applied to withdrawals in excess of the free withdrawal amount.

Contract Value Reduced to Zero

If the Contract Value is reduced to zero, the following will occur:

     1. If the Benefit Amount is greater than zero, fixed annuity payments will begin one month following the date the Contract Value is reduced to zero under the GMWB Specified Period Certain Payment Option described below.

     2. We will set the Maturity Date equal to the date the Contract Value is reduced to zero and You may not make withdrawals, premium payments, transfers, elect an Optional Reset, surrender this rider or contract, elect to receive annuity payments under an Annuity Payment Option as described in the contract or elect any optional riders previously made available under the contract. Also, the death benefit will be set equal to zero.

Benefit Payment

The Benefit Payment is calculated on the date the Contract Value is reduced to zero. The Benefit Payment is equal to one twelfth of the Withdrawal Limit on the date the Contract Value is reduced to zero.

Benefit Payment Duration

The Benefit Payment Duration is equal to A divided by B, the result rounded up to the next highest whole number, where:

     A is the Benefit Amount on the date the Contract Value is reduced to zero; and

     B    is the amount of the Benefit Payment.

The Benefit Payment Duration may be zero, if the quantity (A) above is equal to zero.


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GMWB Specified Period Certain Payment Option

We will make monthly fixed annuity payments equal to the Benefit Payment for the number of months defined by the Benefit Payment Duration. The first monthly fixed annuity payment will be made one month following the date the Contract Value is reduced to zero. Subsequent payments will be made on the same day each month as the first payment. Annuity payments under this option may not be commuted or accelerated. Upon the death of the last surviving Owner (or Annuitant, if the Owner is a non-natural person), annuity payments, if any remain, will continue to the Beneficiary. We reserve the right to make a lump sum payment equal to the Benefit Amount in lieu of monthly fixed annuity payments under this option.

Optional Reset (If Available)

An Optional Reset will be available, subject to terms available for new issues, if we are currently offering this rider as an additional option on new issues and You have reached the Rider Anniversary occurring after the Optional Reset Waiting Period following the Rider Date. The Optional Reset is only permitted if the Contract Value, multiplied by the Optional Reset Benefit Amount Percentage, is greater than the Benefit Amount on the Rider Anniversary immediately prior to the reset.

Upon Your election of the Optional Reset, this rider will terminate and a new Guaranteed Minimum Withdrawal Benefit Rider (new rider) will be issued to You. On the date the new rider is issued, it will reflect a new Rider Date, new Benefit Amount Percentage, new Contract Value on the Rider Date, new Benefit Amount on the Rider Date, new Optional Reset Waiting Period, new Optional Reset Benefit Amount Percentage, new Withdrawal Limit Percentage and new Rider Fee Percentage. The new Rider Fee Percentage may be higher than the current Rider Fee Percentage, but will not exceed a maximum of 1.00%.

We must be notified no later than 30 days after the Rider Anniversary that You are electing an Optional Reset.

Numerical Examples

Example 1:

Withdrawal Limit Percentage:               5%
Initial Premium Payment:            $100,000
Benefit Amount on the Rider Date:   $105,000

You make withdrawals equal to the Withdrawal Limit $5,250 (5% x $105,000) each Rider Year for the first seven Rider Years. The last withdrawal reduces the Contract Value to zero. At this point, the remaining Benefit Amount is $68,250 ($105,000 - (7 x $5,250) and the Withdrawal Limit is still $5,250. In the month following the date the Contract Value is reduced to zero, monthly GMWB annuity payments commence, in an amount equal to $437.50 (1/12 x $5,250). These payments will continue for 156 months.

Example 2:

Withdrawal Limit Percentage:               7%
Initial Premium Payment:            $100,000
Benefit Amount on the Rider Date:   $105,000

You make withdrawals equal to the Withdrawal Limit $7,350 (7% x $105,000) each Rider Year for the first seven Rider Years. The last withdrawal reduces the Contract Value to zero. At this point, the remaining Benefit Amount is $53,550 ($105,000 - (7 x $7,350)) and the Withdrawal Limit is still $7,350. In the month following the date the Contract Value is reduced to zero, monthly GMWB annuity payments commence, in an amount equal to $612.50 (1/12 x $7,350). These payments will continue for 88 months.


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Example 3:

Withdrawal Limit Percentage:               5%
Initial Premium Payment:            $100,000
Benefit Amount on the Rider Date:   $105,000

The Withdrawal Limit is equal to $5,250 ($105,000 x 5%) on the Rider Date. You make gross withdrawals equal to $10,000 each Rider Year for the first six Rider Years. The Contract Value is less than the Benefit Amount at the time of each withdrawal. Since withdrawals exceed the Withdrawal Limit and the Contract Value is less than the Benefit Amount, the Benefit Amount is set equal to the Contract Value after each withdrawal. Similarly, the Withdrawal Limit is set equal to the 5% of Benefit Amount after each withdrawal.

For example, prior to the first withdrawal, the Contract Value is equal to $89,665. The withdrawal exceeds the Withdrawal Limit and the Contract Value before the withdrawal is less than the Benefit Amount before the withdrawal ($105,000). Therefore, the Benefit Amount after the withdrawal is equal to $79,665 ($89,665 - $10,000) and the Withdrawal Limit is equal to $3,983 ($79,665
x 5%).

A withdrawal of $3,132 in the seventh Rider Year reduces the Contract Value to zero. This withdrawal exceeds the Withdrawal Limit and reduces the Benefit Amount and Withdrawal Limit to zero

Example 4:

Withdrawal Limit Percentage:               5%
Initial Premium Payment:            $100,000
Benefit Amount on the Rider Date:   $105,000

You make withdrawals equal to the Withdrawal Limit $5,250 (5% x $105,000) each Rider Year for the first six Rider Years. At this point, the remaining Benefit Amount is $73,500 ($105,000 - (6 x $5,250) and the Withdrawal Limit is still $5,250. You make a Premium Payment of $100,000 at the beginning of the seventh Rider Year. The new Benefit Amount is equal to $176,925 [($100,000 + $100,000 - ($5,250 x 6) x 105%]. The new Withdrawal Limit is equal to $8,846 (5% x $176,925). You make withdrawals equal to $8,846 starting in the eighth Rider Year. A withdrawal of $2,780 reduces the Contract Value to zero in the 15th Rider Year. In the month following the date the Contract Value is reduced to zero, monthly GMWB annuity payments commence, in an amount equal to $737.19 (1/12 x $8,846.25). These payments will continue for 153 months.

Termination of Rider

You may not terminate this rider by request. This rider will terminate without value on the occurrence of any of the following events:

     1.   the change of ownership of the contract for any reason;

     2. the commencement of annuity payments under an Annuity Payment Option as described in the contract;

     3.   the termination of the contract to which this rider is attached;

     4.   the election of the Optional Reset (if available);

     5. if an Asset Allocation program is required on the Rider Date, this rider will terminate if any portion of the Contract Value is no longer invested in accordance with the Asset Allocation program;

     6. the Contract Value has been reduced to zero and the Benefit Amount has been reduced to zero;


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                         Phoenix Life Insurance Company

                                  [/s/Dona Young]
                [Chairman, President and Chief Executive Officer]


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